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                                                                    EXHIBIT 99.1


[MISSION RESOURCES LOGO]                                                CONTACT:
                                                                  Ann Kaesermann
                                                     Vice President - Accounting
                                                       & Investor Relations, CAO
                                                            investors@mrcorp.com
                                                                  (713) 495-3100


                                                                    NEWS RELEASE
--------------------------------------------------------------------------------


         MISSION RESOURCES COMPLETES $130 MILLION SENIOR NOTES OFFERING

HOUSTON, APRIL 8, 2004 - MISSION RESOURCES CORPORATION (NASDAQ: MSSN) announced today that it has completed its private offering of $130 million of 9 7/8% Senior Notes due 2011. The notes will be guaranteed by certain of Mission's subsidiaries. The net proceeds of the offering will be used to fully redeem Mission's outstanding 10 7/8% Senior Subordinated Notes due 2007 and to repay indebtedness under its current credit facilities.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from registration under the Securities Act. The notes were offered and sold through the initial purchasers to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.


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Mission Resources Corporation    1331 Lamar, Suite 1455    Houston, Texas 77010
                                     www.mrcorp.com